Earnings Release

Company Contact:	First Potomac Realty Trust
Jaime N. Marcus	7600 Wisconsin Avenue
Director, Investor Relations	11th Floor
(301) 986-9200	Bethesda, MD 20814
jmarcus@first-potomac.com	www.first-potomac.com

FIRST POTOMAC REALTY TRUST REPORTS
THIRD QUARTER 2015 RESULTS

Successfully Executing Strategic Plan to Improve Performance and Enhance Shareholder Value

BETHESDA, MD. (October 29, 2015) - First Potomac Realty Trust (NYSE: FPO), a leader in the ownership, management, development and redevelopment of office and business park properties in the greater Washington, D.C. region, reported results for the three and nine months ended September 30, 2015.

Third Quarter 2015 Highlights

•	Reported Core Funds From Operations of $15.3 million, or $0.25 per diluted share.

•	Increased same property net operating income by 3.1% on an accrual basis and 5.2% on a cash basis compared with the same period in 2014.

•	Increased occupied percentage to 89.9% from 87.0% at September 30, 2014, which is the highest level of occupancy achieved since the first quarter of 2006.

•
As part of our plan to accelerate the sale of at least $200 million of assets, retained sales brokers to market nine properties in Northern Virginia, as well as Storey Park, a development site in the NoMa sub-market in Washington, D.C., and identified Cedar Hill in Northern Virginia as a disposition candidate.

•
As previously disclosed, in July, sold Rumsey Center, a four-building, 135,000 square foot, single-story business park, for net proceeds of $15.0 million, bringing aggregate net proceeds from dispositions in 2015 to $68.7 million, which is in addition to the anticipated sale of at least another $200 million of assets.

•	Repurchased 924,198 common shares, at a weighted-average share price of $10.99, utilizing a portion of the proceeds from the sale of Rumsey Center.

Douglas J. Donatelli, Chief Executive Officer of First Potomac Realty Trust, stated, “During the third quarter, we made significant progress on our strategic initiatives, delivered a solid quarter from an operating perspective, and continued to actively manage our portfolio and balance sheet. We increased our occupancy to nearly 90%, delivered positive net absorption, and had strong same property NOI growth on both a GAAP and cash basis. We also completed the sale of Rumsey Center, and used a portion of the proceeds to fund share repurchases, in addition to engaging sales brokers to market ten properties, as part of our plan to sell at least $200 million of assets. Looking forward, we will remain focused and act with urgency to continue to further improve performance and create long-term value for our shareholders.”

Earnings Release - Continued

Third Quarter Results

Funds From Operations (“FFO”) available to common shareholders increased to $15.3 million, or $0.25 per diluted share, for the three months ended September 30, 2015, from $14.0 million, or $0.23 per diluted share, as the three months ended September 30, 2014 was adversely impacted by the incurrence of $1.5 million of acquisition costs related to the purchase of 11 Dupont Circle, NW.

Core FFO was relatively flat at $15.3 million, or $0.25 per diluted share, for the three months ended September 30, 2015, compared with $15.4 million, or $0.25 per diluted share, for the same period in 2014. Core FFO for the three months ended September 30, 2015 reflects an increase in interest expense and a reduction in interest and other income compared with the same period in 2014, which was the result of the prepayment of the America’s Square mezzanine loan in the first quarter of 2015. The aggregate increase in interest expense, and decrease in interest and other income, was almost entirely offset by an increase in net operating income during the period.

FFO available to common shareholders and Core FFO increased for the nine months ended September 30, 2015 compared with the same period in 2014. FFO available to common shareholders was $45.6 million, or $0.75 per diluted share, for the nine months ended September 30, 2015, compared with $39.5 million, or $0.65 per diluted share, for the same period in 2014. Core FFO for the nine months ended September 30, 2015 was $44.9 million, or $0.74 per diluted share, compared with $43.3 million, or $0.71 per diluted share, for the same period in 2014. FFO and Core FFO increased for the nine months ended September 30, 2015 compared with the same period in 2014 due to an increase in net operating income, primarily as a result of higher occupancy in our portfolio.

Earnings Release - Continued

A reconciliation between Core FFO and FFO available to common shareholders for the three and nine months ended September 30, 2015 and 2014 is presented below (in thousands, except per share amounts):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2015		2014		2015		2014
	Amount	Per diluted share	Amount	Per diluted share	Amount	Per diluted share	Amount	Per diluted share
Core FFO	$15,277	$0.25	$15,441	$0.25	$44,929	$0.74	$43,258	$0.71
Yield maintenance payment(1)	—	—	—	—	(2,426)	0.04	—	—
Personnel separation costs	—	—	—	—	405	(0.01)	—	—
Loss on debt extinguishment	—	—	—	—	489	(0.01)	—	—
Deferred abatement and straight-line amortization(2)	—	—	—	—	854	(0.01)	1,045	(0.02)
Acquisition costs	—	—	1,488	(0.02)	—	—	2,667	(0.04)
FFO available to common shareholders	$15,277	$0.25	$16,929	$0.23	44,251	$0.75	$46,970	$0.65
Net income	$3997		$49		$4,965		$16,941
Net income (loss) attributable to common shareholders per diluted common share(3)	$0.01		$(0.05)		$(0.07)		$0.12

(1)
On February 24, 2015, the owners of America’s Square, a 461,000 square foot office complex located in Washington, D.C., prepaid a mezzanine loan that had an outstanding balance of $29.7 million, which was scheduled to mature on May 1, 2016. We received a yield maintenance payment of $2.4 million associated with the prepayment of the loan.

(2)
As a result of the sale of the Richmond portfolio in March 2015, and the sale of Girard Business Center and Gateway Center in January 2014, we accelerated the amortization of straight-line rents and deferred rent abatements related to those properties.

(3)	Reflects amounts attributable to noncontrolling interests and the impact of dividends on our preferred shares to arrive at net income (loss) attributable to common shareholders.

A reconciliation of net income to FFO available to common shareholders and Core FFO, as well as definitions and statements of purpose, are included below in the financial tables accompanying this press release and under “Non-GAAP Financial Measures,” respectively.

Operating Performance

At September 30, 2015, our consolidated portfolio consisted of 108 buildings totaling 7.8 million square feet. Our consolidated portfolio was 91.0% leased and 89.9% occupied at September 30, 2015, compared with 91.0% leased and 89.1% occupied at June 30, 2015, and 90.6% leased and 87.0% occupied at September 30, 2014. Year-over-year, we achieved a 40 basis-point increase in our leased percentage and a 290 basis-point increase in our occupied percentage across our consolidated portfolio. The increase in occupancy during the third quarter of 2015, compared with the same period in 2014, is primarily a result of the GSA taking occupancy of 82,000 square feet of space in the second quarter of 2015 at Atlantic Corporate Park, a two-building, 219,000 square foot office property located in Sterling, Virginia.

During the third quarter of 2015, we executed 132,000 square feet of leases, which consisted of 71,000 square feet of new leases and 61,000 square feet of renewal leases. New leases executed during the quarter included an office lease totaling 24,000 square feet at Windsor at Battlefield in Northern Virginia, which brought the property to 95.2% leased at September

Earnings Release - Continued

30, 2015. In addition, new leases executed during the quarter included 18,500 square feet at Greenbrier Towers and Greenbrier Business Park, both located in Southern Virginia. The 61,000 square feet of renewal leases in the quarter reflected a tenant retention rate of 54%, and we experienced positive net absorption of 32,000 square feet in the third quarter of 2015.

For the nine months ended September 30, 2015, we executed 657,000 square feet of leases, including 291,000 square feet of new leases, achieved a tenant retention rate of 55% and had negative net absorption of 45,000 square feet, which was driven by two known move-outs in Northern Virginia in the second quarter that totaled 78,000 square feet.

Same Property Net Operating Income (“Same Property NOI”) increased 3.1% and 4.0% on an accrual basis for the three and nine months ended September 30, 2015, respectively, compared with the same periods in 2014. More specifically, Same Property NOI increased 12.0% in Washington, D.C., 9.0% in Southern Virginia and 0.5% in Northern Virginia for the three months ended September 30, 2015 compared with the same period in 2014. These increases were partially offset by a 2.3% decrease in Same Property NOI in Maryland. The decrease in Same Property NOI for the Maryland region was primarily a result of a decrease in occupancy at Ammendale Business Park.

For the three months ended September 30, 2015, the increase in Same Property NOI was primarily due to increases in occupancy at the following properties: Atlantic Corporate Park, located in Northern Virginia; 1211 Connecticut Avenue, NW, located in Washington, D.C.; TenThreeTwenty, located in Maryland; and Crossways Commerce Center and Greenbrier Business Park, which are both located in Southern Virginia. For the nine months ended September 30, 2015, the increase in Same Property NOI compared with the same period in 2014 was primarily due to increases in occupancy across the portfolio.

A reconciliation of net income to Same Property NOI and a definition and statement of purpose are included below in the financial tables accompanying this press release and under “Non-GAAP Financial Measures,” respectively.

A list of our properties, as well as additional information regarding our results of operations, and our definition of “strategic hold,” “value add” and “non-core” as they relate to our portfolio, can be found in our Third Quarter 2015 Supplemental Financial Information Report, which is posted on our website, www.first-potomac.com.

Dispositions

As previously announced, on July 28, 2015, we sold Rumsey Center, a four-building, single-story business park, located in Maryland, totaling 135,000 square feet, for net proceeds of $15.0 million. We utilized a portion of the net proceeds from the sale of Rumsey Center to repurchase our common shares and the remainder to repay a portion of the outstanding balance of our unsecured revolving credit facility.

Consistent with our previously announced plan to accelerate the sale of at least $200 million of assets, we engaged Holiday Fenoglio Fowler, L.P. in September 2015 to market the following assets in Northern Virginia: Newington Business Park Center, Enterprise Center, Gateway Centre Manassas, Herndon Corporate Center, Linden Business Center, Prosperity Business Center, Reston Business Campus, Van Buren Office Park and Windsor at Battlefield. We also engaged Sage Capital Advisors to strategically monetize our majority ownership

Earnings Release - Continued

interest in Storey Park, a development site located in the NoMa sub-market in Washington, D.C. Further, we identified Cedar Hill, a 103,000 square foot office property in Tyson’s Corner, Virginia as a disposition candidate. We are working with JLL to market Cedar Hill, and we have begun the process of identifying potential buyers for the property. We anticipate completing the sale of Cedar Hill in the first quarter of 2016. However, we can provide no assurances regarding the timing or pricing of the sale, or that such sale will ultimately occur.

In September 2015, we entered into a non-binding contract to sell Newington Business Park Center, a seven-building, 256,000 square foot industrial property, located in Northern Virginia. The sale is expected to be completed in the fourth quarter of 2015 or early in the first quarter of 2016. However, we can provide no assurances regarding the timing or pricing of the sale, or that such sale will ultimately occur. At September 30, 2015, we classified Newington Business Park Center as “held-for-sale” on our consolidated balance sheet. The operating results of Newington Business Park Center are reflected in continuing operations in our consolidated statements of operations for each of the periods presented in this press release.

Financing Activity

On July 21, 2015, we prepaid, without penalty, the $64.2 million outstanding balance on our Jackson National Life Loan, which had a fixed interest rate of 5.19%, and was scheduled to mature in August 2015. The loan was secured by the following properties: Plaza 500, Van Buren Office Park, Greenbrier Technology Center II, Norfolk Business Center, Snowden Center and Rumsey Center, which was sold on July 28, 2015. We prepaid the loan with a draw from our unsecured revolving credit facility. The draw from our unsecured revolving credit facility was subsequently paid down when we entered into a $66.8 million mortgage loan, which encumbers our 11 Dupont Circle, NW property, on August 7, 2015. The new loan, which is interest only until September 1, 2025, has a fixed interest rate of 4.05%, matures on September 1, 2030 and is prepayable in full, without penalty, on or after August 8, 2025.

On September 1, 2015, we entered into a construction loan that is collateralized by a to-be-constructed 167,000 square foot office building currently in development in Northern Virginia. The building was pre-leased and is expected to be completed in the summer of 2016. The construction loan has a borrowing capacity of up to $43.7 million, of which we have borrowed $9.2 million as of the date of this release. The construction loan has a variable interest rate of LIBOR plus a spread of 1.85% and matures on September 1, 2019. We can repay all or a portion of the construction loan, without penalty, at any time during the term of the loan.

Share Repurchase Program

In July 2015, our Board of Trustees authorized a share repurchase program that allows the Company to acquire up to five million of our common shares in open market transactions at prevailing prices or in negotiated private transactions through July 2016. We are not obligated to acquire a particular amount of common shares and the share repurchase program may be suspended by the Board of Trustees at any time. During the quarter ended September 30, 2015, we repurchased 924,198 shares at a weighted-average share price of $10.99. As of the date of this release, we had 57.8 million common shares outstanding.

Earnings Release - Continued

Balance Sheet

We had $768.2 million of debt outstanding at September 30, 2015, of which $249.8 million was fixed-rate debt, $300.0 million was hedged variable-rate debt and $218.4 million was unhedged variable-rate debt.

Dividends

On October 27, 2015, we declared a dividend of $0.15 per common share, equating to an annualized dividend of $0.60 per common share. The dividend will be paid on November 16, 2015 to common shareholders of record as of November 9, 2015. We also declared a dividend of $0.484375 per share on our Series A Preferred Shares. The dividend will be paid on November 16, 2015 to preferred shareholders of record as of November 9, 2015.

Core FFO Guidance

We are increasing our full-year 2015 Core FFO guidance to $0.95 to $0.99 per diluted share. Our revised guidance reflects all completed share repurchases and capital recycling activities as of the date of this release. The following is a summary of the assumptions that we used in arriving at our guidance (unaudited, amounts in thousands except percentages and per share amounts):

	Expected Ranges
Portfolio NOI(1)(2)	$107,000	-	$108,500
Interest and Other Income(3)	$4,000	-	$4,500
FFO from Unconsolidated Joint Ventures	$5,500	-	$6,000
Interest Expense	$26,500	-	$27,500
G&A(4)	$19,500	-	$20,500
Preferred Dividends	$12,400
Weighted Average Shares and OP Units(5)	60,350	-	60,850
Year-End Occupancy	90.0%	-	91.0%
Same Property NOI Growth - Accrual Basis(1)	2.5%	-	3.5%

(1)	Assumes the Richmond portfolio and Rumsey Center are the only 2015 dispositions. No additional acquisitions or dispositions are assumed in 2015.

(2)	The range excludes the acceleration of $0.9 million of deferred rent abatements and straight-line rent amortization associated with the Richmond portfolio disposition in March 2015.

(3)	The range excludes the yield maintenance payment of $2.4 million we received in conjunction with the repayment of the America’s Square mezzanine loan that occurred on February 24, 2015.

(4)	The range excludes personnel separation costs of $0.4 million that were recorded in the first quarter of 2015.

(5)	Assumes no additional share repurchases under the share repurchase program other than the 924,198 shares repurchased in the third quarter of 2015.

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Our guidance is also based on a number of other assumptions, many of which are outside our control and all of which are subject to change. We may change our guidance as actual and anticipated results vary from these assumptions.

Guidance Range for 2015	Low Range	High Range
Net loss attributable to common shareholders per diluted share	$(0.08)	$(0.06)
Real estate depreciation(1)	1.06	1.07
Net gain attributable to noncontrolling interests and items excluded from Core FFO per diluted share(2)	(0.03)	(0.02)
Core FFO per diluted share	$0.95	$0.99

(1)	Includes our pro-rata share of depreciation from our unconsolidated joint ventures and depreciation related to disposed properties.

(2)
Items excluded from Core FFO consist of the gains or losses associated with disposed properties, loss on debt extinguishment, personnel separation costs, acceleration of deferred rent abatements and straight-line rent amortization associated with the Richmond portfolio sale and the yield maintenance payment we received in conjunction with the America’s Square mezzanine loan repayment.

Investor Conference Call and Webcast

We will host a conference call on October 30, 2015 at 9:00 AM ET to discuss third quarter 2015 results. The conference call can be accessed by dialing (877) 705-6003 or (201) 493-6725 for international participants. A replay of the call will be available from 12:00 Noon ET on October 30, 2015, until midnight ET on November 6, 2015. The replay can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers, and entering pin number 13612957.

A live broadcast of the conference call will also be available online at our website, www.first-potomac.com, on October 30, 2015, beginning at 9:00 AM ET. An online replay will follow shortly after the call and will continue for 90 days.

About First Potomac Realty Trust

First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping office and business park properties in the greater Washington, D.C. region. FPO common shares (NYSE: FPO) and preferred shares (NYSE: FPO-PA) are publicly traded on the New York Stock Exchange. As of September 30, 2015, our consolidated portfolio totaled 7.8 million square feet. Based on annualized cash basis rent, our portfolio consists of 64% office properties and 36% business park and industrial properties. A key element of First Potomac's overarching strategy is its dedication to sustainability. Over one million square feet of First Potomac property is LEED Certified and approximately half of the portfolio's multi-story office square footage is LEED or Energy Star Certified.

Non-GAAP Financial Measures

Funds from Operations - Funds from operations (“FFO”), which is a non-GAAP measure used by many investors and analysts that follow the public real estate industry, represents net income (computed in accordance with U.S. generally accepted accounting principles (“GAAP”)), excluding gains (losses) on sales of rental property and impairments of rental

Earnings Release - Continued

property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We also exclude from our FFO calculation, the impact related to third parties from our consolidated joint venture. FFO available to common shareholders is calculated as FFO less accumulated dividends on our preferred shares for the applicable periods presented.

We consider FFO and FFO available to common shareholders useful measures of performance for an equity real estate investment trust (“REIT”) as they facilitate an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assume that the value of rental property diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that FFO provides a meaningful indication of our performance. We also consider FFO an appropriate supplemental performance measure given its wide use by investors and analysts. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may differ from the methodology for calculating FFO, or similarly title measures, utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for our discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. Our methodology for computing FFO adds back noncontrolling interests in the income from our Operating Partnership in determining FFO. We believe this is appropriate as common Operating Partnership units are presented on an as-converted, one-for-one basis for shares of stock in determining FFO per diluted share. FFO available to common shareholders is calculated as FFO less accumulated dividends on our preferred shares for all periods presented.

Our presentation of FFO in accordance with the NAREIT’s definition should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

Core FFO - We believe that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by our operating portfolio and affect the comparability of our period-over-period performance. These items include, but are not limited to, gains and losses on the retirement of debt, legal costs associated with the informal U.S. Securities and Exchange Commission’s (“SEC”) inquiry, personnel separation costs, contingent consideration charges, acceleration of deferred abatement and straight-line amortization, gains on the receipt of yield maintenance payments from the prepayment of a note receivable and acquisition costs. Core FFO is presented less accumulated dividends on our preferred shares for all the periods presented.

Neither our presentation of FFO in accordance with the NAREIT’s definition, nor our presentation of Core FFO, should be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity. Our FFO and Core FFO calculations are reconciled to net income (loss) in our Consolidated Statements of Operations included in this release.

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NOI - We believe net operating income (“NOI”) is a useful measure of our property operating performance. We define NOI as property revenues (rental, and tenant reimbursements and other revenues) less property operating expenses (property operating, and real estate taxes and insurance expenses). Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs.

Since NOI excludes general and administrative expenses, interest expense, depreciation and amortization, gains and losses from property dispositions, discontinued operations and extraordinary items, it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating commercial real estate properties and the impact to operations from trends in occupancy rates, rental rates and operating costs, providing perspective not immediately apparent from net income. We use NOI to evaluate our operating performance since NOI allows us to evaluate the impact that factors such as occupancy levels, lease structure, lease rates and tenant base have on our results, margins and returns. In addition, we believe that NOI provides useful information to the investment community about our property and operating performance when compared to other REITs since NOI is generally recognized as a standard measure of property performance in the real estate industry. However, NOI should not be viewed as a measure of our overall financial performance since it does not reflect general and administrative expenses, interest expense, depreciation and amortization costs, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties. Our NOI calculations are reconciled to total revenues and total operating expenses at the end of this release.

Same Property NOI - Same Property Net Operating Income (“Same Property NOI”), defined as property revenues (rental and tenant reimbursements and other revenues) less property operating expenses (real estate taxes, property operating and insurance expenses) from the consolidated properties owned by us and in-service for the entirety of the periods presented, is a primary performance measure we use to assess the results of operations at our properties. Same property NOI is a non-GAAP measure. As an indication of our operating performance, Same Property NOI should not be considered an alternative to net income calculated in accordance with GAAP. A reconciliation of our Same Property NOI to net income from our consolidated statements of operations is presented below. The Same Property NOI results exclude corporate-level expenses, as well as certain transactions, such as the collection of termination fees, as these items vary significantly period-over-period, thus impacting trends and comparability. Also, we eliminate depreciation and amortization expense, which are property level expenses, in computing Same Property NOI as these are non-cash expenses that are based on historical cost accounting assumptions and management believes these expenses do not offer the investor significant insight into the operations of the property. This presentation allows management and investors to determine whether growth or declines in net operating income are a result of increases or decreases in property operations or the acquisition or disposition of additional properties. While this presentation provides useful information to management and investors, the results below should be read in conjunction with the results from the consolidated statements of operations to provide a complete depiction of our total performance.

Forward Looking Statements

The forward-looking statements contained in this press release, including statements regarding our 2015 Core FFO guidance and related assumptions, potential dispositions and

Earnings Release - Continued

the timing and pricing of such dispositions, future acquisition and growth opportunities and the repurchase of our common shares, are subject to various risks and uncertainties. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that our expectations will be achieved. Certain factors that could cause actual results to differ materially from our expectations include changes in general or regional economic conditions; our ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; our ability to complete acquisitions and dispositions on attractive terms, or at all; our ability to manage our current debt levels and repay or refinance our indebtedness upon maturity or other required payment dates; our ability to maintain financial covenant compliance under our debt agreements; our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures; any impact of the informal inquiry initiated by the SEC; our ability to obtain debt and/or financing on attractive terms, or at all; changes in the assumptions underlying our earnings and Core FFO guidance and other risks detailed in our Annual Report on Form 10-K and described from time to time in our filings with the SEC. Many of these factors are beyond our ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Earnings Release - Continued

Consolidated Statements of Operations
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2014	2014
Revenues:
Rental	$34,828	$31,915	$104,051	$93,967
Tenant reimbursements and other	8,026	8,140	25,690	24,758
Total revenues	42,854	40,055	129,741	118,725
Operating expenses:
Property operating	10,901	10,564	34,676	32,825
Real estate taxes and insurance	4,815	4,059	14,668	12,431
General and administrative	4,605	4,955	15,110	15,370
Acquisition costs	—	1,488	—	2,667
Depreciation and amortization	16,758	15,217	49,909	44,357
Impairment of rental property	—	—	—	3,956
Total operating expenses	37,079	36,283	114,363	111,606
Operating income	5,775	3,772	15,378	7,119
Other expenses (income):
Interest expense	6,589	6,116	20,222	17,884
Interest and other income	(995)	(1,684)	(5,797)	(5,112)
Equity in earnings of affiliates	(432)	(412)	(1,235)	(385)
Gain on sale of rental property	(3,384)	—	(3,384)	(21,230)
Total other expenses (income)	1,778	4,020	9,806	(8,843)
Income from continuing operations	3,997	(248)	5,572	15,962
Discontinued operations:
Income (loss) from operations	—	297	(975)	(359)
Loss on debt extinguishment	—	—	(489)	—
Gain on sale of rental property	—	—	857	1,338
Income (loss) from discontinued operations	—	297	(607)	979
Net income	3,997	49	4,965	16,941
Less: Net (income) loss attributable to noncontrolling interests	(38)	131	189	(327)
Net income attributable to First Potomac Realty Trust	3,959	180	5,154	16,614
Less: Dividends on preferred shares	(3,100)	(3,100)	(9,300)	(9,300)
Net income (loss) attributable to common shareholders	$859	$(2,920)	$(4,146)	$7,314
Depreciation and amortization:
Rental property	16,758	15,217	49,909	44,357
Discontinued operations	—	783	1,222	2,853
Unconsolidated joint ventures	1,006	1,004	3,049	3,307
Impairment of rental property	—	—	—	3,956
Gain on sale of rental property	(3,384)	—	(4,241)	(22,568)
Net income (loss) attributable to noncontrolling interests in the Operating Partnership	38	(131)	(186)	327
Funds from operations available to common shareholders	$15,277	$13,953	$45,607	$39,546

Earnings Release - Continued

Consolidated Statements of Operations
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Funds from operations (FFO)	$18,377	$17,053	$54,907	$48,846
Less: Dividends on preferred shares	(3,100)	(3,100)	(9,300)	(9,300)
FFO available to common shareholders	15,277	13,953	45,607	39,546
Yield maintenance payment	—	—	(2,426)	—
Personnel separation costs	—	—	405	—
Loss on debt extinguishment	—	—	489	—
Deferred abatement and straight-line amortization	—	—	854	1,045
Acquisition costs	—	1,488	—	2,667
Core FFO	$15,277	$15,441	$44,929	$43,258
Basic and diluted earnings per common share:
Income (loss) from continuing operations available to common shareholders	$0.01	$(0.05)	$(0.06)	$0.10
(Loss) income from discontinued operations available to common shareholders	—	—	(0.01)	0.02
Net income (loss) available to common shareholders	$0.01	$(0.05)	$(0.07)	$0.12
Weighted average common shares outstanding:
Basic	57,961	58,167	58,155	58,137
Diluted	58,045	58,167	58,155	58,209
FFO available to common shareholders per share - basic and diluted	$0.25	$0.23	$0.75	$0.65
Core FFO per share - diluted	$0.25	$0.25	$0.74	$0.71
Weighted average common shares and units outstanding:
Basic	60,580	60,798	60,779	60,767
Diluted	60,664	60,882	60,857	60,839

Earnings Release - Continued

Consolidated Balance Sheets
(Amounts in thousands, except per share amounts)

	September 30, 2015	December 31, 2014
	(unaudited)
Assets:
Rental property, net	$1,276,960	$1,288,873
Assets held-for-sale	12,011	59,717
Cash and cash equivalents	12,875	13,323
Escrows and reserves	1,699	2,986
Accounts and other receivables, net of allowance for doubtful accounts of $1,171 and $1,207, respectively	8,882	10,587
Accrued straight-line rents, net of allowance for doubtful accounts of $141 and $104, respectively	40,725	34,226
Notes receivable, net	34,000	63,679
Investment in affiliates	48,490	47,482
Deferred costs, net	45,707	43,991
Prepaid expenses and other assets	8,021	7,712
Intangible assets, net	37,154	45,884
Total assets	$1,526,524	$1,618,460
Liabilities:
Mortgage and Construction loans	$313,217	$305,139
Unsecured term loan	300,000	300,000
Unsecured revolving credit facility	155,000	205,000
Liabilities held-for-sale	227	4,562
Accounts payable and other liabilities	39,026	41,113
Accrued interest	1,594	1,720
Rents received in advance	6,286	7,971
Tenant security deposits	5,822	5,891
Deferred market rent, net	2,360	2,827
Total liabilities	823,532	874,223
Noncontrolling interests in the Operating Partnership	30,663	33,332
Equity:
Preferred Shares, $0.001 par value, 50,000 shares authorized; Series A Preferred Shares, $25 liquidation preference, 6,400 shares issued and outstanding	160,000	160,000
Common shares, $0.001 par value, 150,000 shares authorized; 57,835 and 58,815 shares issued and outstanding, respectively	58	59
Additional paid-in capital	906,274	913,282
Noncontrolling interests in a consolidated partnership	800	898
Accumulated other comprehensive loss	(4,283)	(3,268)
Dividends in excess of accumulated earnings	(390,520)	(360,066)
Total equity	672,329	710,905
Total liabilities, noncontrolling interests and equity	$1,526,524	$1,618,460

Earnings Release - Continued

Same Property Analysis
(unaudited, dollars in thousands)

Same Property NOI(1)	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Total base rent	$31,946	$31,019	$88,307	$86,132
Tenant reimbursements and other revenue	7,421	7,306	23,189	22,250
Property operating expense(2)	(9,548)	(9,521)	(28,200)	(27,969)
Real estate taxes and insurance expense	(4,135)	(3,888)	(11,459)	(11,328)
Same Property NOI - accrual basis	25,684	24,916	71,837	69,085

Straight-line revenue, net	47	(439)	58	(980)
Deferred market rental revenue, net	31	14	(38)	2
Same Property NOI - cash basis	$25,762	$24,491	$71,857	$68,107

Change in same property NOI - accrual basis	3.1%		4.0%
Change in same property NOI - cash basis	5.2%		5.5%

Same property percentage of total portfolio (sf)	96.3%		93.1%

Reconciliation of Consolidated NOI to Same Property NOI	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Total revenues(3)	$42,854	$40,055	$129,741	$118,725
Property operating expense(3)	(10,901)	(10,564)	(34,676)	(32,825)
Real estate taxes and insurance expense(3)	(4,815)	(4,059)	(14,668)	(12,431)
NOI	27,138	25,432	80,397	73,469
Less: Non-same property NOI	(1,454)	(516)	(8,560)	(4,384)
Same Property NOI - accrual basis	$25,684	$24,916	$71,837	$69,085

Change in Same Property NOI (accrual basis)
By Region	Three Months Ended September 30, 2015	Percentage of Base Rent	Nine Months Ended September 30, 2015	Percentage of Base Rent
Washington, D.C.	12.0%	18%	8.3%	15%
Maryland	(2.3)%	27%	0.3%	29%
Northern Virginia	0.5%	36%	3.7%	36%
Southern Virginia	9.0%	19%	6.7%	20%

By Type
Business Park / Industrial	1.9%	36%	2.4%	38%
Office	3.8%	64%	5.1%	62%

(1)
Same property comparisons are based upon those consolidated properties owned and in-service for the entirety of the periods presented. Same property results for the three and nine months ended September 30, 2015 and 2014 exclude the operating results of the following non same-properties that were owned as of September 30, 2015: 440 First Street, NW, Storey Park, and 11 Dupont Circle, NW. Same property results for the nine months ended September 30, 2015 and 2014 also exclude 1401 K Street, NW and 1775 Wiehle Avenue.

(2)	Same property operating expenses have been adjusted to reflect a normalized management fee in lieu of an administrative overhead allocation for comparative purposes.

(3)	For a reconciliation of total revenues, property operating expense, and real estate taxes and insurance expense to net income, see the Consolidated Statements of Operations in this release.